UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.      )

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STERLING BANCSHARES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2006

Notice of

Annual Meeting

and

Proxy Statement

Monday, April 24, 2006

at 1:30 P.M. local time

Locke Liddell & Sapp LLP

Chase Tower

600 Travis Street, 25th Floor

Houston, Texas 77002

STERLING BANCSHARES, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 24, 2006

TO OUR SHAREHOLDERS:

The Annual Meeting of Shareholders (the “Meeting”) of Sterling Bancshares, Inc. (the “Company”) will be held at Locke Liddell & Sapp LLP, Chase Tower, 600 Travis Street, 25th Floor, Houston, Texas 77002 at 1:30 p.m., local time, on Monday, April 24, 2006, for the following purposes:

1.	To elect five Class II directors for three-year terms ending at the 2009 Annual Meeting of Shareholders and one Class I director for a two-year term ending at the 2008 Annual Meeting of Shareholders, or until their successors have been elected and qualified.

2.	To consider and act upon a proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for its fiscal year ending December 31, 2006.

3.	To consider and act on such other business as may properly come before the Meeting or any adjournment thereof.

The close of business on February 24, 2006 has been fixed as the record date for determining shareholders entitled to notice of and to vote at the Meeting or at any adjournments thereof. For a period of at least ten days prior to the Meeting, a complete list of shareholders entitled to vote at the Meeting will be open to examination by any shareholder during ordinary business hours at the executive offices of the Company, 2550 North Loop West, Suite 600, Houston, Texas 77092. Information concerning the matters to be acted upon at the Meeting is set forth in the accompanying Proxy Statement.

You are cordially invited and urged to attend the Meeting. If, however, you are unable to attend the Meeting, you are requested to sign and date the accompanying proxy card and return it promptly in the enclosed envelope. If you attend the Meeting, you may vote in person regardless of whether you have given your proxy. In any event, a proxy may be revoked in accordance with the procedures set forth in the accompanying Proxy Statement.

James W. Goolsby, Jr.
Secretary

March 7, 2006

YOUR VOTE IS IMPORTANT.

YOU ARE URGED TO DATE, SIGN AND PROMPTLY RETURN YOUR PROXY CARD SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND TO ASSURE THE PRESENCE OF A QUORUM. THE PROMPT RETURN OF YOUR SIGNED PROXY CARD, REGARDLESS OF THE NUMBER OF SHARES YOU HOLD, WILL AID THE COMPANY IN REDUCING THE EXPENSE OF ADDITIONAL PROXY SOLICITATION. THE GIVING OF SUCH PROXY DOES NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.

i

STERLING BANCSHARES, INC.

PROXY STATEMENT

SOLICITATION OF PROXY, REVOCABILITY AND VOTING OF PROXIES

General

The accompanying proxy is solicited on behalf of the Board of Directors (the “Board”) of Sterling Bancshares, Inc., a Texas corporation (the “Company”), for use at the 2006 Annual Meeting of Shareholders (the “Meeting”) to be held on Monday, April 24, 2006 at 1:30 p.m., local time, at the offices of Locke Liddell & Sapp LLP, Chase Tower, 600 Travis Street, 25th Floor, Houston, Texas, 77002 for the purposes set forth in the accompanying Notice and at any recess or adjournment thereof. Holders of record of the Company’s common stock, par value $1.00 per share (“Common Stock”), at the close of business on February 24, 2006 (the “Record Date”) are entitled to notice of and to vote at the Meeting. On the Record Date, there were 45,573,003 shares of Common Stock outstanding and entitled to vote.

The Company’s principal executive offices are located at 2550 North Loop West, Suite 600, Houston, Texas 77092. This proxy statement and accompanying proxy are first being mailed on or about March 10, 2006 to shareholders of record on the Record Date.

Voting

Holders of Common Stock are entitled to one vote per share. The presence at the Meeting, in person or by proxy, of holders of a majority of the outstanding shares of Common Stock entitled to vote at the Meeting will constitute a quorum for the transaction of business. Abstentions and broker non-votes will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum. A broker non-vote occurs under stock exchange rules when a broker is not permitted to vote on a matter without instructions from the beneficial owner of the shares and no instruction is given.

A plurality vote is required for the election of the directors in Proposal 1. Accordingly, if a quorum is present at the Meeting, the six persons receiving the greatest number of votes will be elected as directors. There will be no cumulative voting in the election of directors. Withholding authority to vote for a director nominee and broker non-votes in the election of directors will not affect the outcome of the election of directors, assuming a quorum is present or represented by proxy at the meeting.

All other matters to be voted on at the Meeting will be decided by the affirmative vote of the holders of a majority of the shares entitled to vote on, and that voted for or against or expressly abstained with respect to, such matters at the Meeting. Abstentions will have the same effect as votes against the proposals on such matters. Broker non-votes will not count as a vote for or against the proposals on such matters.

Solicitation and Revocability of Proxies

If the accompanying proxy is properly executed and returned, the shares it represents will be voted at the Meeting in accordance with the directions noted thereon or, if no direction is indicated, it will be voted at the Meeting in favor of the proposals described in this Proxy Statement. In addition, the proxy confers authority to the persons named in the proxy to vote, in their discretion, on any matters properly presented at the Meeting. The Board is not currently aware of any such other matters.

Each shareholder of the Company has the right to revoke his or her proxy at any time prior to its exercise, either in person at the Meeting or by written notice to the Company, addressed to Secretary, Sterling Bancshares, Inc., 2550 North Loop West, Suite 600, Houston, Texas 77092. No revocation by written notice will be effective unless such notice has been received by the Secretary of the Company prior to the day of the Meeting or by the inspector of election at the Meeting.

The Company will bear the full cost of preparing, assembling, printing, and mailing this Proxy Statement, the accompanying proxy card, and any additional materials that may be furnished to shareholders and will reimburse brokerage firms and other custodians, nominees, and fiduciaries for their reasonable expenses incurred in forwarding solicitation materials regarding the Meeting to beneficial owners. Georgeson Shareholder Communications, Inc. has been retained by the Company to assist in the solicitation of proxies for a fee of $7,500 plus expenses. The solicitation of proxies will be made by mail. Further solicitation of proxies may be made by telephone or other form of direct communication by officers, directors, and regular employees of the Company or its subsidiaries, who will not be additionally compensated for such services but who will be reimbursed for any out-of-pocket expenses incurred.

ANNUAL REPORT

The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, is being furnished with this Proxy Statement to shareholders of record on the Record Date. The Annual Report does not constitute a part of this Proxy Statement or the proxy solicitation material.

PROPOSAL 1:

ELECTION OF DIRECTORS

Nominees for Election as Directors

In accordance with the Company’s Amended and Restated Bylaws (the “Bylaws”), the members of the Board are divided into three classes: Class I, Class II, and Class III. The Company’s Bylaws provide further that the classes shall be as nearly equal in number as possible. The directors of each class are elected to serve a three-year term with the term of office of each class ending in successive years. The term of office of the Class II directors expires at the Meeting.

There have been several changes to the Board of Directors over the past 12 months. On August 1, 2005, the Board acted to increase and fix the size of the Board to fifteen members. In connection with such action, Dan C. Tutcher was elected to serve as a Class II director filling the vacancy created thereby. On October 31, 2005, the Board acted to increase and fix the size of the Board to sixteen members. In connection with such action, Max W. Wells was elected to serve as a Class II director filling the vacancy created thereby. On December 31, 2005, George Martinez, a long-time Class III director, retired from the Board and on February 10, 2006, Steven F. Retzloff, a long-time Class I director, resigned from the Board. In addition, James J. Kearney, an existing Class II director, is retiring from the Board and is not being nominated for re-election. On February 21, 2006, the Board acted to decrease and fix the size of the Board to thirteen members effective immediately following the Meeting.

On November 17, 2005, J. Downey Bridgwater was appointed Chairman of the Board of the Company and its principal banking subsidiary, Sterling Bank (the “Bank”). Mr. Bridgwater succeeded Steven F. Retzloff as Chairman of the Board.

Due to the decrease in the size of the Board, the Board is, to a limited extent, reconstituting Class II and Class III so that the classes will be as nearly equal as possible. Accordingly, J. Downey Bridgwater, currently a Class II director, has been nominated as a Class I director. If the five nominees for Class II director and the one nominee for Class I director are elected at the Meeting, the composition of the three classes of directors will be four Class I directors, five Class II directors and four Class III directors. The proxies solicited hereby cannot be voted for more than six nominees.

The Bank has a board of directors that is currently comprised of three management directors and two non-management directors. The ownership and supervision of the Bank represents the Company’s principal business activity. Accordingly, a substantial amount of time and attention of the Board of the Company and the board of directors of the Bank is devoted to reviewing the financial performance, business activities, strategic developments and corporate affairs of the Bank. Currently, one of the management directors of the Bank (J. Downey Bridgwater) and both of the non-management directors of the Bank (George Beatty, Jr., and Anat Bird) also serve on the Company’s Board. The other inside directors of the Bank are officers of the Company and/or the Bank. The shareholders of the Company do not have the right to vote upon the election of the directors of the Bank, and this matter is not being presented to the Company’s shareholders at the Meeting.

Class I Nominee.    The Corporate Governance and Nominating Committee of the Board has recommended to the Board, and the Board has unanimously nominated, J. Downey Bridgwater for election as a Class I director to serve a two-year term ending at the 2008 Annual Meeting of Shareholders or until his successor has been elected and qualified. Mr. Bridgwater has served as a director since 1998 and was elected as a Class II director at the 2003 Annual Meeting of Shareholders. The nominee has consented to be named in this Proxy Statement and to serve, as director, if elected.

Class II Nominees.    The Corporate Governance and Nominating Committee of the Board has recommended to the Board, and the Board has unanimously nominated, the following five individuals for election as Class II directors to serve a three-year term ending at the 2009 Annual Meeting of Shareholders or until his successor has been elected and qualified: David L. Hatcher, G. Edward Powell, Raimundo Riojas E., Dan C. Tutcher and Max W. Wells. Messrs. Hatcher, Powell and Riojas E. have served as Class II directors since the 2003 annual meeting of shareholders. Messrs. Tutcher and Wells were elected by the Board to serve as directors of the Company for the first time during 2005. Each of the nominees has consented to be named in this Proxy Statement and to serve, as director, if elected.

The Board recommends that the shareholders vote “FOR” the election of the nominees listed above as Class I and Class II directors. Unless otherwise directed in the accompanying proxy card, the persons named therein will vote “FOR” the election of the nominees listed above as Class I and Class II directors.

Shareholders may not cumulate their votes in the election of directors. Each of the Class I and Class II nominees shall be elected by a plurality of votes cast in the election by holders of Common Stock represented and entitled to vote at the Meeting, assuming the existence of a quorum. Shareholders entitled to vote for the election of directors may withhold authority to vote for any or all nominees for directors. It is not anticipated that any nominee will become unable or unwilling to accept nomination or election, but if any nominee becomes unavailable for any reason, then the shares represented by the proxy will be voted “FOR” the remainder of the listed nominees and for such other person as the Corporate Governance and Nominating Committee may recommend to the Board as replacements for those who may become unavailable. Discretionary authority to do so is included in the proxy. The following table sets forth certain information concerning the persons who have been nominated for election as Class I and Class II directors and the other current directors of the Company who are not standing for election, including certain committees of the Board and/or Bank of which such person is currently a member.

Class I Nominee:

Name, Age, Position and Committee Memberships	Term of Office and Business Experience

J. DOWNEY BRIDGWATER, age 48

Chairman, President and Chief Executive Officer of the Company and the Bank, Class I Nominee of the Company and Director of the Bank (Executive Committee and Asset/Liability Committee of the Bank)

Director since 1998. Mr. Bridgwater was elected Chairman of the Company and of the Bank in November 2005. Mr. Bridgwater assumed the role of Chief Executive Officer of the Company and the Bank in January 2002 and has been President of the Company and the Bank since December 1997.

Class II Nominees:

Name, Age, Position and Committee Memberships	Term of Office and Business Experience

DAVID L. HATCHER, age 63 Class II Nominee (Executive Committee)	Director since 1999. Mr. Hatcher was named lead director in November 2005. From 1980 to 2005, Mr. Hatcher was Chief Executive Officer and President of KMG Chemicals, Inc., a specialty chemical manufacturer. In 2005, Mr. Hatcher became Chairman and Chief Executive Officer of KMG Chemicals, Inc. Mr. Hatcher also serves as a director of KMG Chemicals, Inc., a public company that is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended.

G. EDWARD POWELL, age 69 Class II Nominee (Audit Committee and Corporate Governance and Nominating Committee)	Director since 2000. Since April 2002, Mr. Powell has been a partner with Mills and Stowell, an investment banking firm. From 1994 until 2002, Mr. Powell provided consulting services to emerging and middle market businesses. From 1982 until his retirement in 1994, Mr. Powell served as the managing partner of the Houston office of Price Waterhouse & Co., a major public accounting and consulting firm. Mr. Powell also serves as a director, and is a member of the audit committee, of The Endowment Fund, a closed end investment fund that is subject to the Investment Company Act of 1940.

RAIMUNDO RIOJAS E., age 65 Class II Nominee (Trust Administrative Committee of the Bank)	Director since 1994. Mr. Riojas has been the President of Duwest, Inc., a joint venture of Westrade, Inc. and E.I. Dupont de Nemours, engaged in the distribution of agricultural chemical products, for more than the past five years.

DAN C. TUTCHER, age 57 Class II Nominee (Asset/Liability Management Committee of the Bank)	Director since 2005. Mr. Tutcher became President of Enbridge Energy Partners LP and Enbridge Energy Management LLC in 2001. Enbridge Energy Partners LP and Enbridge Energy Management LLC are public companies that are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended. From 1988 until 2001, Mr. Tutcher was Chairman, President and Chief Executive Officer of Midcoast Energy Resources. Mr. Tutcher has over 30 years of experience in owning and operating companies involved in petroleum production, gas processing, and natural gas gathering and transmission. Mr. Tutcher currently serves as Chairman of Cancer Counseling, Inc. and is President of Houston’s Alley Theater.

MAX W. WELLS, age 72 Class II Nominee (Trust Administrative Committee of the Bank)	Director since 2005. Mr. Wells is currently Vice-Chairman of Sterling Bank for the Dallas Region. Mr. Wells founded the Dallas-based former Oaks Bank & Trust Company in 1985. Mr. Wells has over 40 years of experience in banking. Mr. Wells recently concluded his service as Chairman and Board

Name, Age, Position and Committee Memberships	Term of Office and Business Experience
Member of the DFW International Airport Board as well as Council Member of the Regional Transportation Council.

Directors Continuing in Office:

GEORGE BEATTY, JR., age 67 Class I Director and Director of the Bank (Human Resources Programs Committee)	Director since 2002. Mr. Beatty has served as President of George Beatty Associates, a consulting firm for small to medium sized business, since June 2002. Prior to his retirement from the Greater Houston Partnership, he was President of the Chamber of Commerce Division of the Greater Houston Partnership from 1998 to 2002. Mr. Beatty also serves as a director for First Commonwealth Mortgage Trust, Holly Mortgage Trust and Africap, LLC. Mr. Beatty served as senior vice president of the Partnership’s Member Services Division prior to assuming the role of Chamber Division President. Mr. Beatty joined the Partnership in 1990 from the position of Dean of Development at College of the Mainland in Texas City, Texas.

ANAT BIRD, age 54 Class I Director and Director of the Bank (Human Resources Programs Committee)	Director since 2002. Ms. Bird has been the President and Chief Executive Officer of SCB Forums, Ltd., a company she founded which arranges and facilitates peer group meetings for bank executives as well as provides consulting services to financial services companies, for more than the past five years. Ms. Bird served as Chief Executive Officer of California Community Bankshares from March to November 2001. She served as Executive Vice President of Wells Fargo Bank in Sacramento, California from August 1997 to March 2001. Ms. Bird also serves as a director of First Indiana Corporation, a public company that is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and as a director of MidFirst Bank.

JAMES D. CALAWAY, age 48 Class III Director (Human Resources Programs Committee)	Director since 2000. Mr. Calaway has been President of Calaway Interests, Inc., and investment consulting company, since June 2005. From November 2001 until June 2005, Mr. Calaway was President and Chief Executive Officer of the Center for Houston’s Future. Mr. Calaway previously served as Chairman of the Board of DigiContract, Inc., a business-to-business application services provider, from June 2000 until its acquisition in August 2001. Mr. Calaway was President and Chief Operating Officer of Edge Petroleum Corp., a publicly traded independent energy company, from December 1996 to January 2000.

BRUCE J. HARPER, age 71 Class III Director (Audit Committee and Corporate Governance and Nominating Committee)	Director since 1996. Mr. Harper is a certified public accountant who has been advising business owners on developing strategies to improve operational effectiveness since January 1998. From formation in 1962 until January 1998, Mr. Harper served as President and Chief Executive Officer of Harper & Pearson Company, a Houston accounting and consulting firm, with emphasis on serving financial institutions and owner-managed businesses.

GLENN H. JOHNSON, age 65 Class III Director (Trust Administrative Committee of the Bank)	Director since 1990. Mr. Johnson is currently an owner and President of the Houston law firm of Johnson & Wurzer, P.C. and has been associated with that firm since 1973. Mr. Johnson serves on numerous civic boards including the Kiwanis Club of Houston, the ESCAPE Family Resource Center, and the Periwinkle Foundation.

R. BRUCE LABOON, age 64 Class III Director (Corporate Governance and Nominating Committee and Executive Committee)	Director since 2004. Mr. LaBoon re-joined Locke Liddell & Sapp LLP, a Texas-based law firm, in 1988 and has been a senior partner with the firm since 2001. Mr. LaBoon serves on the Board of Governors of the American Red Cross. He also serves as Chairman of Texas Environmental Research Consortium, an air quality research initiative. Mr. LaBoon is a director of the Texas Medical Center, the Greater Houston Partnership (2001 Chair), and the University of Houston Law Center Foundation. He also serves on the Board of Trustees of the Nimitz Foundation and Texas Children’s Hospital.

THOMAS A. REISER, age 54 Class I Director (Audit Committee)	Director since 1994. Since 2006, Mr. Reiser has been the General Partner of Fenchurch Oil & Gas LLP. Since 1994, Mr. Reiser has also been the Chairman of Fenchurch Properties, Inc., a real estate company. From October 2002 until February 2005, Mr. Reiser served as Chairman of the Oil and Gas division of Brown & Brown, Inc., an independent insurance agency. From February 1985 until October 2001, Mr. Reiser was Chairman and Chief Executive Officer of Technical Risks, Inc., a specialized insurance agency based in Houston, Texas. Mr. Reiser is a limited partner in Southern Bay Energy LLC which is involved in the acquisition of oil and gas reserves, along with field re-engineering, development, exploitation and exploration activities. Mr. Reiser is also a partner in Investlink, a real estate investment company. Mr. Reiser also serves as a director of AROC, Inc., a public company that is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended.

Advisory directors.    Thomas B. McDade currently serves as an advisory director of the Company. It is anticipated that Mr. McDade will be re-appointed as advisory director at the annual meeting of the Board that immediately follows the Meeting. In addition, the Board may from time to time appoint additional advisory directors to the Board.

INFORMATION ABOUT THE BOARD OF DIRECTORS, COMMITTEES

OF THE BOARD AND COMMITTEES OF THE BANK

Compensation of Directors

For the 2005-2006 Board year, which ends with the meeting on April 24, 2006, non-employee directors and advisory directors of the Company received an annual retainer fee of $15,000 paid in the form of 1,075 shares of Common Stock, a fee of $2,500 per quarterly Board meeting attended and a fee of $750 per committee meeting attended. Additionally, each non-employee director and advisory director received a fee ranging from $200 to $1,000, based on the duration of the meeting, for participating in special meetings. The chair of the Audit Committee received an additional annual retainer of $10,000, and the chairs of the Corporate Governance and Nominating Committee and the Human Resources Programs Committee each received an additional annual retainer of $5,000, all payable in the same manner as the annual retainer for all directors. The Company reimburses the directors for their travel expenses for attending meetings.

The compensation payable to the non-employee directors and advisory directors in consideration of their 2006-2007 Board service will be determined by the Human Resources Programs Committee based upon a number of factors, including available information for comparable public companies and banking organizations, the amounts that have been paid in prior years, the duties and responsibilities of the directors, and the Company’s financial and stock performance. It is anticipated that the compensation payable to non-employee directors and advisory directors for the 2006-2007 Board year will be equal to or greater than the amounts paid for 2005-2006. Directors of the Company who are also employees of the Company do not receive fees for serving on or attending meetings of the Board or any committees on which they serve.

Board of Directors

During the 2005 fiscal year, the Board met six times and took certain additional actions by unanimous written consent. All directors attended 75 percent or more of the meetings of the Board and of the committees on which they served during 2005. The Corporate Governance and Nominating Guidelines require the independent members of the Board to meet at least twice a year or at such other intervals as may be required by applicable rules of The Nasdaq Stock Market, Inc. The independent members of the Board met in four executive sessions during the 2005 fiscal year. It is the Company’s policy that all Board members be in attendance at the annual meeting of shareholders. All Board members were in attendance at the 2005 Annual Meeting of Shareholders.

Standing Committees of the Board

The Board has an Audit Committee, a Human Resources Programs Committee, (which functions as the compensation committee), a Corporate Governance and Nominating Committee, and an Executive Committee.

Audit Committee.    The directors who served on the Board’s Audit Committee during the 2005-2006 Board year were G. Edward Powell, Chairman, Bruce J. Harper and Thomas A. Reiser. After reviewing the qualifications of the current members of the Audit Committee, and any relationships that they may have with the Company that might affect their independence, the Board has determined that (i) all current members of the Audit Committee are “independent” as defined in Section 10A of the Securities Exchange Act of 1934, and in the applicable rules of The Nasdaq Stock Market, Inc., (ii) all current committee members are financially literate, and (iii) Mr. Powell qualifies as an audit committee financial expert under the applicable rules promulgated to the Securities Exchange Act of 1934. The Audit Committee has the power and authority to act on behalf of the Board with respect to the appointment of the Company’s independent registered public accounting firm and with respect to authorizing all audit and other activities performed for the Company by its internal and independent registered public accounting firm. The Audit Committee provides a direct contact between the Company’s independent registered public accounting firm and the financial management of the Company and assists the Board in fulfilling its responsibilities relating to the oversight of corporate accounting and reporting practices and performing such other functions as may be prescribed with respect to audit committees under the applicable rules and regulations of The Nasdaq Stock Market, Inc. Furthermore, the Audit Committee assists the Board in performing its oversight responsibilities related to corporate accounting, financial reporting practices, the quality and integrity of financial reports, compliance with policies and procedures and compliance of the Company’s financial statements and internal controls with Federal and State banking and securities regulatory requirements. The Audit Committee also oversees the evaluation of the Company’s system of internal controls, the internal audit function and other related areas. The Audit Committee met eight times during 2005. The Audit Committee Charter can be accessed electronically in the corporate governance section which is on the investor relations page of the Company’s website at www.banksterling.com or by writing to the Company at Sterling Bancshares, Inc., Attention: Secretary, 2550 North Loop West, Suite 600, Houston, Texas 77092.

Human Resources Programs Committee.    George Beatty, Jr., Chairman, Anat Bird and James D. Calaway served on the Board’s Human Resources Programs Committee during the 2005-2006 Board year. All current members of the Human Resources Programs Committee are non-employee directors and have been determined by the Board to be “independent” as defined in the applicable rules of The Nasdaq Stock Market, Inc. The primary function of the Human Resources Programs Committee is to develop, review, and make recommendations with respect to the Company’s executive compensation policies and to oversee the Company’s incentive compensation plans and equity-based plans. As part of its responsibilities, the Human Resources Programs Committee administers the Company’s 1994 Stock Incentive Plan, as amended, the Company’s 1994 Employee Stock Purchase Plan, the Company’s 2003 Stock Incentive and Compensation Plan and the 2004 Employee Stock Purchase Plan. The Human Resources Programs Committee met six times during 2005.

Executive Committee.    The directors of the Company who served on the Executive Committee during the 2005-2006 Board year were Steven F. Retzloff, Chairman, J. Downey Bridgwater, David L. Hatcher, and R. Bruce LaBoon. The primary function of the Executive Committee is to review the Company’s and the Bank’s performance and financial condition between Board meetings, review and recommend mergers and acquisitions and policies to the Board, and review significant capital expenditures for both the Company and the Bank. The Executive Committee met four times during 2005.

Corporate Governance and Nominating Committee.    R. Bruce LaBoon, Chairman, Bruce J. Harper, G. Edward Powell and Steven F. Retzloff served on the Corporate Governance and Nominating Committee for the 2005-2006 Board Year. Each of the members of the Corporate Governance and Nominating Committee meets the definition of “independent” as set forth in the applicable rules of The Nasdaq Stock Market, Inc. The primary functions of the Corporate Governance and Nominating Committee are to advise the Board concerning the appropriate composition of the Board and its committees, serve as the nominating committee for the Board, advise the Board regarding appropriate corporate governance practices and assist the Board in achieving them, annually confirm that a performance review of the Company’s Chief Executive Officer and directors has been performed, and perform such other functions as the Board may assign from time to time. The Corporate Governance and Nominating Committee met four times during 2005. The Charter for the Corporate Governance and Nominating Committee as well as the Corporate Governance and Nominating Guidelines of the Company can be accessed electronically in the corporate governance section on the investor relations page of the Company’s website at www.banksterling.com or by writing to the Company at Sterling Bancshares, Inc., Attention: Secretary, 2550 North Loop West, Suite 600, Houston, Texas 77092.

The Corporate Governance and Nominating Committee will, in accordance with the Company’s Bylaws, consider shareholder recommendations for directors sent to the Secretary of the Company, Sterling Bancshares, Inc., 2550 North Loop West, Suite 600, Houston, Texas 77092. Shareholder recommendations for director must contain and be accompanied by certain information as specified in the Company’s Bylaws including (i) the name and address of the shareholder recommending the person to be nominated, (ii) a representation that the shareholder is a holder of record of stock of the Company, including the number of shares held and the period of holding, (iii) a description of all arrangements or understandings between the shareholder giving the notice and the recommended nominee, (iv) the name, age, occupation and address of the recommended nominee and such other information related to the recommended nominee as would be required to be included in a proxy statement filed pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, and (v) the consent of the recommended nominee to serve as a director of the Company if elected. To timely submit a recommendation for director for an upcoming annual meeting, it is necessary that you notify the Company not less than 120 days nor more than 150 days before the first anniversary of the date that the proxy statement for the preceding year’s annual meeting was first sent to shareholders. The Company’s 2006 Proxy Statement was first sent to shareholders on March 6, 2006. Thus, in order for such nomination to be considered by the Company for the 2007 annual meeting, it must be received by the Company not later than November 6, 2006. We recommend that any shareholder desiring to make a nomination review the Company’s Bylaws, which may be obtained without charge from the Secretary of the Company upon written request addressed to the Secretary at our principal executive offices.

When identifying and evaluating director nominees (including any nominees recommended by shareholders), the Corporate Governance and Nominating Committee will consider the following:

•	The status of the nominee as an “independent” director under the rules of The Nasdaq Stock Market, Inc. and the Company’s Corporate Governance and Nominating Guidelines;

•	The nominee’s reputation, integrity and good business judgment;

•	The nominee’s skills in business, including an understanding of the Company’s business, finance, technology and other knowledge needed on the Board;

•	The diversity represented on the Board and the diverse points of view offered by the nominee;

•	The nominee’s professional background, employment, community service and personal accomplishments;

•	The nominee’s ability and willingness to devote the required amount of time to the Company’s affairs including attendance at board and committee meetings, taking into consideration the number of other public companies for which the nominee serves as a director; and

•	The nominee’s interest, capacity and willingness, in conjunction with other members of the Board, to serve the long-term interests of the Company’s shareholders.

In the case of current directors being considered for re-nomination, the Corporate Governance and Nominating Committee will also take into account such director’s performance review including, among other items, the director’s history of attendance at Board and committee meetings, the director’s tenure as a member of the Board and the director’s preparation for and participation in such meetings.

The Corporate Governance and Nominating Committee works in conjunction with the Board on an annual basis to determine the skills and characteristics required for the Board relative to those actually represented on the Board with the objective of having a Board with diverse backgrounds and experience. In such process, the Corporate Governance and Nominating Committee shall identify any needs to add a new board member who meets specific criteria or to fill a vacancy on the Board. If a need is identified, the Corporate Governance and Nominating Committee shall initiate a search and screening process seeking input from other Board members and hiring a search firm, if necessary. The Corporate Governance and Nominating Committee shall also consider recommendations for nominees for directorships as submitted by shareholders. The Chairman of the Board and all members of the Corporate Governance and Nominating Committee shall interview prospective candidates that meet the specific criteria and otherwise qualify for membership on the Board. The Corporate Governance and Nominating Committee shall keep the full Board informed at all times during the process. The Corporate Governance and Nominating Committee shall make its recommendation to the full Board seeking its endorsement of the final candidate(s). The invitation to join the Board shall be extended by the Chairman of the

Corporate Governance and Nominating Committee, who may choose to have the Chairman of the Board or the Chief Executive Officer participate in the invitation as well. The final candidate(s) are nominated by the full Board or elected to fill a vacancy. The Corporate Governance and Nominating Committee has recommended to the Board and the Board has unanimously nominated, the one individual for election as a Class I director and the five individuals for election as Class II directors at the Meeting. Each of the director nominees is presently one of the Company’s directors.

Director Independence

The Board has determined that, except for Messrs. Bridgwater and Wells, all the director nominees and directors not standing for election are “independent” as that term is defined in the applicable rules of The Nasdaq Stock Market, Inc. There are no family relationships between any nominees, directors and executive officers. In making this determination, the Board considered transactions and relationships between each director or his or her immediate family and the Company and its subsidiaries, including those reported under “Compensation Committee Interlocks and Insider Participation” and “Certain Transactions” below. The purpose of this review was to determine whether any such relationships or transactions were material and, therefore, inconsistent with a determination that the director is independent. Messrs. Bridgwater and Wells are not independent because of their employment as senior executives of the Company.

Shareholder Communications with Directors

Shareholders or other interested parties can contact any director or committee of the Board by writing to them in care of Secretary, Sterling Bancshares, Inc., 2550 North Loop West, Suite 600, Houston, Texas 77092 or by sending an email to boardofdirectors@banksterling.com. Comments or complaints relating to the Company’s accounting, internal accounting controls or auditing matters will also be referred to members of the Audit Committee. Other concerns will generally be referred to the Corporate Governance and Nominating Committee. All complaints and concerns will be received and processed by the General Counsel’s office and will be delivered to the Board, Audit Committee or designated director, as applicable.

Standing Committees of the Bank

In addition to the standing committees of the Board discussed above, the Bank has established two other committees comprised of the Company’s directors, directors of the Bank and certain officers of the Company and the Bank. While these additional committees do not constitute formal committees of the Board due to the membership of certain non-directors, these committees provide significant assistance in reviewing and recommending matters to the Board as well as oversight functions relating to the operations of the Bank.

Asset/Liability Management Committee.    The Asset/Liability Management Committee for the 2005-2006 Board year included J. Downey Bridgwater, James J. Kearney, and Dan C. Tutcher each a member of the Board. Thomas B. McDade, advisory director of the Company, also served as an advisory member of the Asset/Liability Management Committee during the year. The primary function of the Asset/Liability Management Committee is to provide oversight and guidance with respect to investment and borrowing decisions impacting credit quality of the investment portfolio, interest rate risk sensitivity and liquidity. The Asset/Liability Management Committee met four times during 2005. In addition, Stephen C. Raffaele, Chairman, Patrick Oakes, Chip Kieswetter and Matt Boutte, current officers of the Bank, served on the Asset/Liability Management Committee during the year.

Trust Administrative Committee.    The Company’s directors who served on the Trust Administrative Committee during the 2005-2006 Board year were Glenn H. Johnson, Chairman, Raimundo Riojas E. and Max W. Wells. Allen D. Brown, James W. Goolsby, Jr. and Kay King, officers of the Bank, also served on the Trust Administrative Committee during the year. The primary function of the Trust Administrative Committee is to oversee the trust and asset management operations of the Company and the Bank, review and ratify new accounts, and approve the products and services offered through the Bank’s trust and asset management department. The Trust Administrative Committee met four times during 2005.

AUDIT COMMITTEE REPORT

Each year the Audit Committee reviews its charter and reports to the Board its adequacy in light of the Securities Exchange Act of 1934, the rules and regulations promulgated thereunder, and the rules of The Nasdaq Stock Market, Inc. In accordance with the Audit Committee Charter, the Audit Committee has the power and authority to act on behalf of the Board with respect to the appointment of the Company’s independent registered public accounting firm and with respect to authorizing all audit and other activities performed for the Company by its internal and independent registered public accounting firm. Further, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. The Audit Committee consists of three directors, each of whom are listed below. After reviewing the qualifications of the current members of the Audit Committee, and any relationships that they may have with the Company, the Board has determined that (i) all current members of the Audit Committee are “independent” as defined in Section 10A of the Securities Exchange Act of 1934 and in the applicable rules of The Nasdaq Stock Market, Inc., (ii) all current committee members are financially literate, and (iii) Mr. Powell qualifies as an audit committee financial expert under the applicable rules promulgated pursuant to the Securities Exchange Act of 1934. During fiscal year 2005, the Audit Committee met eight times, and following a review by the Audit Committee, the chair of the Audit Committee, as representative of the Audit Committee, discussed the interim financial information contained in each quarterly earnings announcement with the Company’s Chief Financial Officer and independent registered public accounting firm prior to public release.

In discharging its oversight responsibilities with respect to the audit process, the Audit Committee approved the engagement of Deloitte & Touche LLP as the Company’s independent registered public accounting firm. In addition, the Audit Committee obtained from the independent registered public accounting firm a formal written statement describing all relationships between the independent registered public accounting firm and the Company that might bear on the auditor’s independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” The Audit Committee discussed with the independent registered public accounting firm any relationship that may impact their objectivity and independence and satisfied itself as to the auditor’s independence. In addition, the Audit Committee discussed with management, the internal auditors and the independent registered public accounting firm the quality and adequacy of the Company’s internal controls and the internal audit function’s organization, responsibilities, budget and staffing. The Audit Committee reviewed audit plans, audit scope, and identification of audit risks with both the Company’s independent registered public accounting firm and internal auditors.

The Audit Committee discussed and reviewed with the independent registered public accounting firm all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and, with and without management present, discussed and reviewed the results of the independent registered public accounting firm’s examination of the financial statements. The Audit Committee also discussed the results of the internal audit examinations.

The Audit Committee reviewed and discussed with management and the independent registered public accounting firm the audited financial statements of the Company as of and for the fiscal year ended December 31, 2005 and the related management’s discussion and analysis of financial condition and results of operations prior to filing with the Securities and Exchange Commission. Management has the responsibility for the preparation, presentation and integrity of the Company’s financial statements and the independent registered public accounting firm has the responsibility for auditing the Company’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles in the United States.

Based on the above-mentioned review and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2005, for filing with the Securities and Exchange Commission. The Audit Committee also appointed, subject to shareholder ratification, Deloitte & Touche LLP as the independent registered public accounting firm and the Board concurred in such recommendation.

Audit Committee:

G. Edward Powell, Chairman

Bruce J. Harper

Thomas A. Reiser

This report by the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S FEES

The following is a summary of the fees billed to the Company by Deloitte & Touche LLP for professional services rendered for the fiscal years ended December 31, 2005 and December 31, 2004:

Fee Table

	2005	2004
Audit Fees	$503,744	$675,238	(1)
Audit Related Fees	0	30,568
Tax Fees—Tax Compliance and Preparation Fees	208,144	262,855

Subtotal	711,888	968,661

Tax Fees—Other	0	157,724
Other Services	0	243,478

Subtotal	711,888	401,202

Total	$711,888	$1,369,863

(1)	The amount presented for the 2004 audit fees includes $290,398 paid during 2005 for services rendered in 2004.

Audit Fees.    Consists primarily of fees billed for professional services for the audit and quarterly reviews of the consolidated financial statements, statutory audits of subsidiaries required by governmental bodies, comfort letters, consents, assistance with and review of documents filed with the Securities and Exchange Commission and accounting and financial reporting consultations and research work necessary to comply with generally accepted accounting standards. In addition, the audit fees amounts includes fees billed for professional services for the audit of internal control over financial reporting as required by the Sarbanes-Oxley Act of 2002.

Audit-Related Fees.    Consists primarily of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” These services include reviews of Item Processing, Data Center, Internet Banking, Auto Transfer and account analysis.

Tax Fees—Tax Compliance and Preparation Fees.    Consists of fees billed for professional services for preparation of federal and state tax returns, review of tax returns prepared by the Company, assistance and assembling data to respond to governmental reviews of past tax filings and tax advice. The fees assessed for 2004 are primarily associated with tax planning and preparation of final returns associated with the sale of Sterling Capital Mortgage Company.

Tax Fees—Other.    Consists of services for tax planning, tax advice and consulting; includes tax planning and consulting associated with the sale of Sterling Capital Mortgage Company.

Other Services.    The amounts for 2004 consist primarily of professional fees associated with technology reviews, management’s Sarbanes-Oxley compliance efforts and assistance with filing for community development program incentives.

Policy on Audit Committee Pre-Approval of Audit Services

The Audit Committee Charter provides that the Audit Committee is responsible for the pre-approval of all auditing services and permitted non-audit services to be performed for the Company by the Company’s independent registered public accounting firm, subject to the requirements of applicable law. In accordance with such law, the Audit Committee has delegated the authority to grant such pre-approvals to the Audit Committee chair, which approvals are then reviewed by the full Audit Committee at its next regular meeting. Typically, however, the Audit Committee itself reviews the matters to be approved. The procedures for pre-approving all audit and non-audit services provided by the Company’s independent registered public accounting firm include the Audit Committee’s review of a budget for audit services, audit-related services, tax services and other services. The budget includes a description of, and a budgeted amount for, particular categories of non-audit services that are anticipated at the time the budget is submitted. Audit Committee approval would be required to exceed the budgeted amount for a particular category of the services or to engage the Company’s independent registered public accounting firm for any services not included in the budget. The Audit Committee periodically monitors the services rendered by and actual fees paid to the Company’s independent registered public accounting firm to ensure that such services are within the parameters approved by the Audit Committee. All of the services reported in “Independent Registered Public Accounting Firm’s Fees” above were pre-approved by the Audit Committee or the chair of the Audit Committee.

EXECUTIVE COMPENSATION

Human Resources Programs Committee Report

The Human Resources Programs Committee of the Board is responsible for the establishment, review, approval, and administrative oversight of all compensation and benefit policies, plans, and programs for the Company’s personnel in the aggregate and for executive officers of the Company in particular. Implicit in this charge is the evaluation of the performance of management. The Chair of the Human Resources Programs Committee shares responsibility with the Chairs of the Audit Committee and the Corporate Governance and Nominating Committee and the Chairman of the Board, if a non-management member, or the Lead Director if the Chairman is a member of management, for the formal, annual performance evaluation of the Company’s Chief Executive Officer.

The scope of compensation matters addressed by the Human Resources Programs Committee includes such components as base compensation; short-term and long-term incentive plans, including the Company’s 2004 Employee Stock Purchase Plan, 2003 Stock Incentive and Compensation Plan, 1994 Employee Stock Purchase Plan, and the 1994 Stock Incentive Plan, as amended and restated; welfare plans; the Employee Savings Plan and the severance plan. The Human Resources Programs Committee also makes recommendations as to directors’ compensation.

During the 2005-2006 Board year, George Beatty, Jr., Chairman, Anat Bird and James D. Calaway served on the Human Resources Programs Committee. The Human Resources Programs Committee prepares a report which sets forth the components of the Company’s executive officer compensation program and describes the basis on which the 2005 compensation determinations were made by the Human Resources Programs Committee with respect to the Chief Executive Officer and other executive officers of the Company. The following is the report from the Human Resources Programs Committee of the Board describing the policies pursuant to which compensation was paid to the Chief Executive Officer and other executive officers of the Company during 2005.

Compensation Policies for Executive Officers

The Company believes that compensation of its executive officers should reflect and support the Company’s strategic goals, the primary goal being the creation of long-term value for the Company’s shareholders while protecting the interests of the depositors of the Bank. The Human Resources Programs Committee believes that these goals are best served by compensating its executive officers competitively with similarly situated executive officers in the banking industry and rewarding individuals for outstanding contributions to the Company’s success. To this end, the Human Resources Programs Committee contracted with Stone Partners in 2005 to provide a comprehensive analysis of executive officer compensation and with Mercer Human Resources Consulting in 2003 to provide a comprehensive analysis of officer compensation in general and executive officer compensation in particular. Both Stone Partners and Mercer provided benchmark data related to base compensation, short-term incentives and long-term incentives for executive officers of banks of similar size in the U.S. market as identified by the Human Resources Programs Committee.

Using both the Stone Partners and Mercer data as well as other available resources including proxy data from publicly traded Texas banking organizations, the Human Resources Programs Committee approved (1) a base salary structure that is competitive based upon comparisons of salary levels of executive officers of banking organizations of similar size, (2) an incentive compensation program that closely aligns compensation with the Company’s financial performance, and (3) with respect to certain executive officers, variable performance awards payable in restricted stock or stock options, related to the Company’s achievement of certain goals or milestones and the retention of key personnel. The base salary levels are intended to reflect the competitive responsibilities relating to the position and individual performance. The Human Resources Programs Committee reviewed and considered all components of the Chief Executive Officer’s, executive officers’, and other bank officers’ compensation including base salary, incentive pay, equity and long-term incentive compensation, the dollar value of all perquisites and other personal benefits and potential payout obligations of the Company under severance and change of control agreements and scenarios. In addition, the Human Resources Programs Committee takes into account individual experience and performance and specific issues particular to the Company.

For 2004-2005 the Company adopted an incentive compensation program (the “Incentive Program”) primarily for the officers of the Company, including the named executive officers. The Incentive Program, the components of which are reviewed annually by the Human Resources Programs Committee, provides that officers will receive incentive compensation commensurate with their contribution to profitability. Beginning in 2004, the Incentive Program was designed such that each group capable of generating revenues was allowed to generate its own bonus pool after achieving a minimum 12% return on the group’s average allocated equity. Once an earnings threshold meeting the 12% return on average allocated equity is achieved for the year, 27% of earnings from such group above the threshold are used to fund the Incentive Program for that group. The size of bonus payments from the Incentive Program pool is contingent upon two factors—1) the success of the group in achieving specific, defined performance metrics and 2) individual responsibility, base salary, and performance. All Bank equity and overhead expenses are allocated across the revenue producing groups. Senior officers and other personnel in administrative positions or other groups that do not typically generate revenues are eligible for incentive compensation based upon market practices related to short-term incentive payments coupled with individual and Bank performance criteria. Fifty percent of any potential bonus pool for such personnel becomes payable only when the Bank as a whole achieves a 12% return on equity (“ROE”) for the fiscal year. The other fifty percent of the potential Incentive Program pool is payable based upon the respective administrative group’s or department’s ability to operate within the budget model established annually for such group or department and individual contribution as evidence by a quarterly scorecard. A discretionary bonus pool of 1% of net income is calculated to allow for the rewarding of high performance officers in groups that did not generate a bonus pool. The Incentive Program provides for those executive officers identified on pages 20 – 22 to participate in the bonus pool, to be allocated among the executive officers proportionate to their cumulative base salary as a percentage of all other officers’ base salaries, only if the Company achieves a minimal 12% ROE and 10% growth in earnings per share for the fiscal year. Eighty percent of each Incentive Program pool is available for distribution to eligible officers, and the remaining twenty percent is available for distribution to non-officers based upon job performance. The amount allocated among both officer and non-officer employees is based on bank office, departmental and individual performance.

In addition, the Company’s personnel, including each of the named executive officers, participate in the Company-wide employee savings plan (the “Savings Plan”), that includes both the matching of employee contributions and also profit sharing contributions by the Company. The Savings Plan provides that a Company contribution for profit sharing is dependent upon the achievement of an average return on equity of at least 12%. The amount of the Company contribution ranges from 5% to 10% of pre-tax income, less the amount contributed for the Company match, depending on the average return on equity generated each year. The Company did not achieve a 12% average return on equity for 2005 and, therefore, no contribution for profit sharing was made. Each payroll period, the Company matches with common stock of the Company, one-half of the first 6% of eligible compensation that each employee may elect to contribute to the Savings Plan. Profit sharing contributions, which are applied first to matching contributions, are allocated to participant accounts based on the ratio which the compensation of each participant bears to the compensation of all participants eligible to participate in the Savings Plan. In 1996, the Company adopted the Sterling Bancshares, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”) to enable eligible participants, including the named executive officers of the Company, to make and receive contributions on a tax deferred basis which are otherwise precluded from being credited to their Savings Plan accounts under applicable regulations of the Internal Revenue Service.

The Company’s executive officers, including each of the named executive officers, are eligible to receive awards under the Sterling Bancshares, Inc. 2003 Stock Incentive and Compensation Plan (the “2003 Incentive Plan”). The Human Resources Programs Committee considers several factors in determining whether awards are granted to an executive officer under the 2003 Incentive Plan. In addition to the factors referenced above regarding an executive officer’s overall compensation, factors include the executive’s position in the Company, his or her performance and responsibilities, the amount of options or other awards, if any, currently held by the officer, and their vesting schedules. Although the Human Resources Programs Committee generally follows the previously established program it approved for determining an award based on an officer’s specified salary grade, and four year vesting criteria, the Human Resources Programs Committee has the flexibility to change the amount or terms of the award to achieve the program goal as a long-term incentive award by providing for a different vesting schedule or tying the grant vesting to the achievement of particular corporate milestones. In addition to the authority to grant stock options, the 2003 Incentive Plan authorizes the Human Resources Programs Committee to make other incentive awards to executives and other eligible officers including restricted stock awards, performance awards, bonus stock awards, and other stock-based awards. During 2005, restricted stock was awarded under the 2003 Incentive Plan to Messrs. Raffaele, Rust and Lyles. Messrs. Raffaele and Rust received 3,000 shares, and Mr. Lyles received 5,000 shares. These shares of restricted stock vest in equal increments over a four year period.

The Human Resources Programs Committee has reviewed and awarded specific perquisites to the Chief Executive Officer, other executive officers, and bank officers related to the job-relevant requirements and comparative data from other banking organizations. For the executive officers, the Company provides either the use of an automobile or a transportation allowance. For those officers who routinely use their personal automobiles for business, the Company provides a fixed monthly mileage allowance related to the officer’s level of responsibility. Additionally, the Company reimburses monthly club membership dues for those officers who utilize such facilities for the purpose of entertaining customers and prospects.

The Human Resources Programs Committee will continue to monitor all components of the compensation for the Company’s officers, including the named executive officers, to ensure that components of compensation are consistent with the Company’s objectives. The amounts contributed by the Company to 401(k) Plan matching accounts of the named executive officers for additional contributions for fiscal year 2005 totaled $33,567.

Chief Executive Compensation

As Chairman, President and Chief Executive Officer, Mr. Bridgwater is compensated pursuant to an employment agreement entered into effective January 1, 2006, which is discussed in greater detail below in “Employment Agreements and Other Compensation Agreements.” The agreement extends through December 31, 2009, subject to earlier termination under certain circumstances.

Mr. Bridgwater’s prior employment agreement provided for an annual base salary of $400,000, subject to annual review by the Human Resources Programs Committee which may recommend to the Board of Directors an increase in the base salary if it is determined to be appropriate. For fiscal year 2005, the Human Resources Programs Committee recommended, and the Board of Directors approved, an increase in Mr. Bridgwater’s annual base salary to $425,000, which represents a 6.25% increase over the prior year’s salary of $400,000. This increase was largely the result of the findings from the Mercer survey and compensation analysis that was performed in 2003 and an analysis performed by Stone Partners in 2005. Mr. Bridgwater’s annual base salary remains subject to annual review by the Human Resources Programs Committee. Mr. Bridgwater is also entitled to receive bonuses pursuant to the Incentive Program generally available to the Company’s executive officers as described above. In addition, Mr. Bridgwater is entitled to receive annual awards of options and restricted shares if certain performance objectives set forth in his employment agreement are satisfied.

The performance objectives set forth in Mr. Bridgwater’s employment agreement were not satisfied for fiscal year 2005 and, as a result, no annual awards of stock options or restricted stock were earned for fiscal year 2005. There have been no 2005 short-term incentive payments to Mr. Bridgwater pursuant to the Incentive Program. The amount contributed by the Company to the Savings Plan and Deferred Compensation Plan accounts of Mr. Bridgwater for fiscal year 2005 was $6,300. In determining the amount and form of Mr. Bridgwater’s annual base salary, bonus and contributions for fiscal year 2005, the Human Resources Programs Committee took into account the Company’s financial performance during 2004 and the satisfaction of certain financial goals for such period, the effectiveness and quality of Mr. Bridgwater’s leadership of the Company in a difficult interest rate environment and, in particular, Mr. Bridgwater’s ongoing efforts to implement the Company’s business and growth strategies. The Human Resources Programs Committee believes that Mr. Bridgwater’s total compensation is reasonable and competitive based upon compensation survey data and comparable performance information.

The report by the Human Resources Programs Committee shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall information be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference.

Human Resources Programs Committee:

George Beatty, Jr., Chairman

Anat Bird

James D. Calaway

Compensation Committee Interlocks and Insider Participation

The members of the Company’s Human Resources Programs Committee during the 2005 fiscal year were George Beatty, Jr., Anat Bird and James D. Calaway. None of the members of the Human Resources Programs Committee was an officer or employee of the Company or any of its subsidiaries in 2005 nor was any member formerly an officer or employee of the Company or any of its subsidiaries.

During 2005, no executive officer of the Company served as (i) a member of a compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Human Resources Programs Committee of the Company, (ii) a director of another entity, one of whose executive officers served on the Human Resources Programs Committee of the Company, or (iii) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of the Company.

PERFORMANCE GRAPH

The following line graph compares the yearly percentage change in the cumulative total shareholder return on the Company’s Common Stock against the cumulative total return indices of the Russell 2000 Index and the SNL Financial LC $1 Billion-to-$5 Billion Asset Bank Index for the period between December 31, 2000 and December 31, 2005. The historical stock price performance for the Company’s stock shown on the graph is not necessarily indicative of future stock performance. The information on the Company’s Common Stock has been adjusted to reflect the three-for-two split (effected as a stock dividend) that was implemented in 2001.

The performance graph and related description shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall information be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference. There can be no assurance the Company’s stock performance will continue into the future with the same or similar trends depicted in the graph. The Company will not make or endorse any predictions as to future stock performance.

Composite of Cumulative Total Return (1)

Russell 2000, SNL Financial LC $1 Billion-$5 Billion Asset Bank Index (2) and

Period Ending

Index	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05
Sterling Bancshares, Inc.	100.00	96.20	95.02	105.01	114.41	125.85
Russell 2000	100.00	102.49	81.49	120.00	142.00	148.46
SNL $1B-$5B Bank Index	100.00	121.50	140.26	190.73	235.40	231.38

(1)	Assumes that the value of the investment in the Company, and each index, was $100 on December 31, 2000 and that all dividends were reinvested.
(2)	The SNL Financial LC $1 Billion-to-$5 Billion Asset Bank Index is comprised of all publicly traded banking institutions (161 total institutions) with more than $1 billion and less than $5 billion in total assets as of September 30, 2005.

EXECUTIVE OFFICERS AND OTHER SIGNIFICANT EMPLOYEES

The following sets forth certain information with respect to the current executive officers and other significant employees of the Company and the Bank.

Name	Age	Position
J. Downey Bridgwater	48	Chairman, President and Chief Executive Officer

Stephen C. Raffaele	40	Executive Vice President and Chief Financial Officer

Sonny B. Lyles	60	Executive Vice President and Chief Credit Officer

James W. Goolsby, Jr.	46	Executive Vice President, General Counsel and Secretary

Wanda S. Dalton	56	Executive Vice President and Chief Human Resource Officer

Deborah A. Dinsmore	46	Executive Vice President and Director of Operations

Graham B. Painter	58	Executive Vice President and Director of Corporate Communications

John A. Rossitto	61	Executive Vice President and CEO of Retail Banking

C. Wallis McMath, Jr.	64	Senior Vice President and Chief Information Officer

Daryl D. Bohls	54	Regional CEO of the Bank—North Houston Region

Allen D. Brown	54	Regional CEO of the Bank—Profit Centers

Danny L. Buck	50	Regional CEO of the Bank—San Antonio Region

Clinton Dunn	58	Regional CEO of the Bank—Dallas Region

Travis Jaggers	57	Regional CEO of the Bank—Southeast Houston Region

Bob S. Smith	51	Regional CEO of the Bank—West Houston Region

J. Downey Bridgwater was elected Chairman of the Board of the Company in November 2005. Mr. Bridgwater has been President of the Company and Bank since December 1997. In January 2002, Mr. Bridgwater assumed the additional role of Chief Executive Officer.

Stephen C. Raffaele has been Executive Vice President and Chief Financial Officer of the Company since March 2003. From August 1999 through March 2003, Mr. Raffaele served as Senior Vice President and Treasurer of the Company. From 1997 until he joined the Company, Mr. Raffaele served as Chief Investment Strategist for Coastal Securities, a Houston-based institutional brokerage firm, where he was responsible for the firm’s banking strategies, analytics, research and systems development.

Sonny B. Lyles has been Executive Vice President and Chief Credit Officer of the Company since May 2005. From March 2003 until April 2005, Mr. Lyles was Director of Risk Management for First American Bank in Bryan, Texas. From November 2001 through March 2003, he was Executive Vice President of Compass Bank in Birmingham, Alabama, where he managed credit administration, loan review, portfolio analysis, and credit policies. Mr. Lyles previously held similar positions at Bank United in Houston and at other banks in Charlotte, North Carolina, Tulsa, Oklahoma and Jacksonville, Florida.

James W. Goolsby, Jr. has been Executive Vice President, General Counsel and Secretary of the Company since March 2001. From June 1999 through February 2001, Mr. Goolsby served as Vice President and Assistant General Counsel of the Company. Prior to joining the Company in June 1999, Mr. Goolsby was an associate with the law firm of Jackson Walker L.L.P.

Wanda S. Dalton has been the Executive Vice President and Chief Human Resource Officer since joining the Company in April 2001. From May 1999 to April 2001, Ms. Dalton was Vice President and Regional Human Resources Manager for Compass Bank with responsibility for employment and employee relations for Compass’ Houston and Central Texas operations.

Deborah A. Dinsmore was named Executive Vice President and Director of Operations in February 2006. From December 2001 through February 2006, Ms. Dinsmore served as Senior Vice President and Chief Information Officer of the Company. From November 1998 through November 2001, Ms. Dinsmore served as Vice President and Chief Technology Officer of the Company.

Graham B. Painter is Executive Vice President of Corporate Communications for the Company. He was named to that position in October 2002, and is responsible for the Bank’s public relations, community relations, advertising and employee communications. From 1996 until September 2002, he was Vice President of Public Affairs for CenterPoint Energy where he was responsible for electrical and natural gas related communications as well as international consulting.

John A. Rossitto was named Executive Vice President and CEO of Retail Banking (Personal Relationship Banking) of the Company in January 2006. From October 2004 until January 2006, Mr. Rossitto was Executive Vice President and Regional Retail Executive for the Houston Market for Trustmark National Bank. From February 1992 through September 2004, he was Senior Vice President and Market Manager of Retail Banking for Bank One.

C. Wallis McMath, Jr. was named Senior Vice President and Chief Information Officer in March 2006. From April 2005 through February 2006, Mr. McMath was a Senior Technology Officer for Citibank Texas in Bryan, Texas. From February 2000 until April 2005 he was Chief Information Officer for First American Bank in Bryan, Texas which was acquired by Citibank Texas.

Daryl D. Bohls was named Regional CEO of the Bank for the North Region, Houston, in May 2005. Mr. Bohls’ career at Sterling Bank began in February 1987, and he most recently served as Executive Vice President and Chief Credit Officer from December 1997 until April 2005.

Allen D. Brown became Regional CEO of the Bank in December 2004 overseeing the Profit Centers. From September 2001 until July 2004, Mr. Brown served as CEO of Metrobank, N.A., and president of Metrocorp Bancshares, Inc., a Houston-based bank holding company. From October 1996 until August 2001, he served as president and CEO of Redstone Bank and Northwest Bank for the Redstone Companies.

Danny L. Buck has been Regional CEO of the Bank for the San Antonio Region since March 2001. From 1997 until he joined the Company in March 2001 in connection with the acquisition of CaminoReal Bancshares, Mr. Buck was the Executive Vice President of CaminoReal Bank in San Antonio and was responsible for expanding CaminoReal’s presence in San Antonio through internal growth, opening new offices, attracting new lenders, and identifying bank merger candidates.

Clinton Dunn has been Regional CEO of the Bank for the Dallas Region since June 2002. From June 2002 until January 2005, Mr. Dunn also served as Regional CEO of the Bank for the Southwest Houston Region. From August 1999 through May 2002, he was CEO of the Bellaire banking office of the Company. From May 1997 through August 1999, Mr. Dunn was President of the Stafford branch of The State Bank of Texas.

Travis Jaggers was named Regional CEO of the Bank for the Southeast Region, Houston, in October 2001. From January 1997 through September 2001, Mr. Jaggers was CEO of the Gulf Freeway, Spencer Highway and Deer Park banking offices.

Bob S. Smith was named Regional CEO of the Bank for the West Region, Houston, in January 2005. In December of 1999, Mr. Smith joined the Bank as a lender and then in August of 2000 became the CEO of the Highway 6 banking office. From 1995 until 1998, he served as an Institutional Fixed Income Broker and Investment Advisor for First Southwest Company.

SUMMARY COMPENSATION TABLE

The following table sets forth for 2005, 2004 and 2003 the compensation of (i) the Chief Executive Officer of the Company, and (ii) the other four most highly compensated executive officers of the Company or the Bank who were serving as executive officers at the end of 2005.

Long Term Compensation (6)
		Annual Compensation				Awards		Payouts
Name and Principal Position	Year	Salary	Bonus (4)		Other (5) Annual Compensation	Restricted (7) Stock Awards ($)	Securities Underlying Options	LTIP Payouts		All (9) Other Compensation
J. Downey Bridgwater Chairman, President and Chief Executive Officer	2005 2004 2003	$418,750 400,000 300,000		$6,250 10,006 323,127	$32,470 220,368 48,601	— — —	— — 8,000	— — —		$7,200 31,643 31,207

Stephen C. Raffaele Executive Vice President and Chief Financial Officer	2005 2004 2003	$240,250 235,000 209,173	$ $	48,430 126,320 194,624	$26,499 24,416 16,759	$43,500 26,900 —	— — 35,000	— — —		$7,047 30,365 23,433

Glenn W. Rust Executive Vice President and Chief Operations Officer (1)	2005 2004 2003	$210,650 206,000 195,000		$11,550 5,962 86,236	$22,155 21,396 —	$46,200 26,880 —	— — —	$ — — 59,850	(8)	$6,910 18,874 25,697

Sonny B. Lyles Executive Vice President and Chief Credit Officer (2)	2005	$150,000		$112,500	$78,615	$67,000	—	—		$3,735

Allen D. Brown Regional CEO – Profit Centers (3)	2005 2004	$200,000 16,667		$98,903 —	$5,000 —	— —	— —	— —		$6,296 1,295

(1)	Mr. Rust resigned from the Company effective February 28, 2006.

(2)	Sonny B. Lyles was named Executive Vice President and Chief Credit Officer upon joining the Company on May 2, 2005.

(3)	Allen D. Brown was named Regional CEO–Profit Centers upon joining the Company on December 1, 2004.

(4)	During 2005, Mr. Raffaele was awarded 3,000 shares of common stock. The fair market value of the shares on the date of grant of June 30, 2005 was $46,680. During 2005, Messrs. Lyles and Brown were each awarded 3,000 shares of common stock in consideration of their respective execution of a severance and non-competition agreement. The fair market value of the shares on their respective dates of grant are: Lyles—May 2, 2005, $40,200; and Brown—January 1, 2005, $42,810. In addition, during 2005 Messrs. Lyles and Brown were also awarded cash bonuses of $75,000 and $25,000, respectively, in consideration of their execution of those same agreements.

(5)	This column indicates amounts for various benefits and perquisites provided to the named executive officers. For Mr. Bridgwater, the amount for 2005 includes membership dues for club memberships of $32,470 and the amount for 2004 includes initial membership fees for club membership—$107,012, personal use of automobile—$2,626, and tax reimbursement payments—$110,730. The amount reported for Mr. Bridgwater in 2003 is for a tax reimbursement payment. For Mr. Raffaele, the amounts reflected in this column are for tax reimbursement payments in 2005, 2004 and 2003. The amounts shown in 2005 and 2004 for Mr. Rust represent tax reimbursement payments. For Mr. Lyles, the amount for 2005 includes reimbursement for moving expenses—$14,265, rent—$8,925, incidental moving expenses—$18,750, closing costs—$29,932 and a tax reimbursement payment—$6,743.

(6)

At December 31, 2005 the aggregate number and value of all restricted shares held by each of the named executive officers were as follows Bridgwater—0 restricted shares; Raffaele—4,500 restricted shares,

$69,480 value; Rust—4,500 shares, $69,480 value and Lyles—5,000 restricted shares, $77,200 value. These values are based on the closing price of $15.44 of the Company’s Common Stock on December 31, 2005. Dividends are not paid on all restricted shares at the same rate as the dividend rate received by all shareholders. Dividends are only paid on such shares after the shares are vested and issued.

(7)	This column shows the grant date value of restricted stock awards. Mr. Raffaele received an award of 3,000 shares of restricted stock on October 3, 2005 which vests in 25% increments on October 3 of 2006, 2007, 2008 and 2009. Mr. Rust received an award of 3,000 shares of restricted stock on July 1, 2005, which vest in 25% increments on July 1 of 2006, 2007, 2008 and 2009. Mr. Lyles received an award of 5,000 shares of restricted stock on May 2, 2005, which vest in 25% increments on May 2 of 2006, 2007, 2008 and 2009.

(8)	On December 31, 2003, Mr. Rust was awarded an additional 5,400 shares of restricted stock which was earned pursuant to breakthrough stock award agreements dated March 26, 2001, between the Company and Mr. Rust. The value is based on the closing price of $13.30 of the Common Stock on December 31, 2003. Although Mr. Rust was awarded 5,400 shares, only 25% of the shares (1,350 shares) were vested on the date of grant. The remaining shares for Mr. Rust vest in 25% increments on December 31, 2004, 2005 and 2006.

(9)	For 2005, includes aggregate value of (i) the Company’s matching contributions under the 401(K) Plan as follows; Bridgwater—$6,300; Raffaele—$6,300; Rust—$6,300; Lyles—$3,282; and Brown—$5,700, and (ii) the Company’s payment of insurance premiums, as follows: Bridgwater—$900; Raffaele—$747; Rust—$610; Lyles—$454; and Brown—$596.

STOCK OPTION PLANS

The Company maintains the 2003 Incentive Plan for all of its officers and employees, which is administered by the Human Resources Programs Committee. An aggregate of 2,150,000 shares are issuable under the 2003 Incentive Plan. During 2005, stock options covering 105,550 shares were issued under the 2003 Incentive Plan, however, no stock options were issued to the executive officers named in the Summary Compensation Table. Additionally, prior to the adoption of the 2003 Incentive Plan, the Company maintained the 1994 Stock Incentive Plan, as amended and restated (the “1994 Stock Incentive Plan”). Stock options previously issued pursuant to the 1994 Stock Incentive Plan continue to remain outstanding in accordance with their original terms.

Option Exercises and Year-End Value Table

The following table sets forth information concerning the exercise of stock options during 2005 by the Company’s Chief Executive Officer and the other executive officers named in the Summary Compensation Table, and the fiscal year-end value of unexercised options.

Option Exercises In Last Fiscal Year And Year-End Option Values

Name	Shares Acquired on Exercise(#)	Value Realized($)	Number of Unexercised Options at December 31, 2005		Value of Unexercised In-the-Money Options at December 31, 2005 (1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
J. Downey Bridgwater	18,987	$208,072	82,182	4,526	$525,269	$13,774
Stephen C. Raffaele	—	—	32,500	17,500	201,200	51,363
Glenn W. Rust	—	—	0	0	0	0
Sonny B. Lyles	—	—	0	0	0	0
Allen Brown	—	—	0	0	0	0

(1)	An option is “in the money” if the market value of the Common Stock underlying the option (based on The Nasdaq Stock Market closing price of $15.44 on December 31, 2005) exceeds the exercise price of the option.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2005, regarding compensation plans (including individual compensation arrangements) under which equity securities are authorized for issuance:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities shown in the first column)
Equity compensation plans approved by shareholders (1)	1,314,001	$11.03	3,022,910
Equity compensation plans not approved by shareholders	—		—

Total	1,314,001		3,022,910

(1)	Consists of shares of our Common Stock issued or remaining available for issuance under our 2003 Incentive Plan, 1994 Stock Incentive Plan and, 2004 Employee Stock Purchase Plan.

EMPLOYMENT AGREEMENTS AND OTHER COMPENSATION AGREEMENTS

J. Downey Bridgwater

On November 17, 2005, the Company and J. Downey Bridgwater entered into (a) an Amendment to the existing employment agreement between the Company and Mr. Bridgwater dated October 31, 2001 and effective as of January 1, 2002 (the “Amendment”), and (b) a new Employment Agreement between the Company and Mr. Bridgwater effective as of January 1, 2006 (the “New Employment Agreement”).

Pursuant to the terms of the Amendment, the term under Mr. Bridgwater’s current employment expired on December 31, 2005, at which time the New Employment Agreement became effective. Under the terms of the New Employment Agreement, Mr. Bridgwater will continue to be employed as the Chief Executive Officer and President of both the Company and the Bank. Unless sooner terminated pursuant to the terms of the New Employment Agreement, the Company will employ Mr. Bridgwater for the period commencing on January 1, 2006 and ending on December 31, 2009. During the employment term, Mr. Bridgwater shall receive a base salary of at least $425,000 per year, and shall be entitled to an annual performance bonus of up to 75% of his base salary, subject to the satisfaction of certain performance criteria. Such performance criteria are (i) compound annual growth in the Company’s earnings per share, (ii) average return on equity for the Company and (iii) the Board’s evaluation of Mr. Bridgwater’s performance. If in any year the performance in any of these three categories falls below the established threshold level, the annual performance bonus for Mr. Bridgwater shall be 25% of his base salary. If the performance in each of the three performance categories meets the established target level, the annual performance bonus for Mr. Bridgwater shall be 50% of his base salary. If the performance in each of the three performance categories is at or above the target level, the annual performance bonus for Mr. Bridgwater shall be 75% of his base salary.

Mr. Bridgwater is also entitled to receive up to 125,000 shares of common stock on January 1, 2010, subject to continued employment and the satisfaction of certain performance criteria. The performance criteria for this stock award are substantially similar to those for the annual performance bonus. The Company is also obligated to make a cash payment to Mr. Bridgwater to pay any taxes associated with the receipt of such shares.

The New Employment Agreement requires that Mr. Bridgwater maintain the confidentiality of the Company’s proprietary information and refrain from competing with and soliciting employees from the Company during his employment and for a period of up to two (2) years after termination.

If the Company terminates Mr. Bridgwater’s employment without cause prior to the expiration of the employment term and prior to a change of control, the Company shall be obligated to continue payment of Mr. Bridgwater’s base salary and to continue the provision of benefits under the terms of the New Employment Agreement through the employment term. Mr. Bridgwater will also be entitled to receive a pro rata portion of the 125,000 performance shares referenced above (and the associated tax payment) as calculated pursuant to the terms of the New Employment Agreement. If Mr. Bridgwater voluntarily terminates his employment based on a material breach by the Company of a material provision of the New Employment Agreement prior to the expiration of the employment term and prior to a change of control, the Company shall be obligated to pay Mr. Bridgwater a lump sum cash payment in an amount equal to the aggregate base salary that he would have earned during the remainder of the employment term, and shall be obligated to continue the provision of benefits under the terms of the New Employment Agreement through the employment term. If, following a change of control, the Company terminates Mr. Bridgwater’s employment for any reason other than death or disability, or Mr. Bridgwater voluntarily resigns for good reason, the Company shall be obligated to pay Mr. Bridgwater a lump sum cash payment equal to three times his base salary and cash bonus as calculated pursuant to the New Employment Agreement, and shall be obligated to continue benefits through the remainder of the employment term or three years after the change of control, whichever is greater. Furthermore, if there is a change of control prior to the expiration of the employment term, Mr. Bridgwater’s right to receive the 125,000 performance shares of common stock referenced above (and the associated tax payment) shall automatically accelerate.

Stephen C. Raffaele, Sonny B. Lyles, and Allen D. Brown

The Company has entered into severance and non-competition agreements with several of its executive officers, including Mr. Raffaele, effective June 1, 2004, Mr. Lyles, effective May 2, 2005 and Mr. Brown, effective December 1, 2004. Pursuant to their respective agreements and in consideration of the covenants contained in each agreement, Messrs. Raffaele and Brown were granted 3,000 shares of the Company’s common stock and Mr. Lyles was granted 8,000 shares, 3,000 of which vest over a four-year period, and a $75,000 bonus.

The agreements provide for the following severance payments and benefits upon a termination of employment under the circumstances described below: (i) two years’ base pay payable in equal installments in accordance with the Company’s regular pay period; (ii) an annual bonus for two years in an amount equal to the highest annual bonus paid to the respective executive officer during the three years preceding termination or change of control (as defined in the agreement); (iii) continued eligibility for Company perquisites, welfare and life insurance benefit plans, to the extent permitted, and in the event participation is not permitted, payment of the costs of such welfare benefits for a period of two years following termination of employment; (iv) payment of up to $20,000 in job placement fees; and; (v) to the extent permitted by law or the applicable plan, accelerated vesting and termination of all forfeiture provisions under all benefit plans, options, restricted stock grants or other similar awards.

To become eligible for such severance benefits, either (i) the executive officer’s employment with the Company must be terminated by the Company prior to any change of control for any reason other than cause, disability (as such terms are defined in the agreement) or death; or (ii) following a change of control, the executive officer’s employment with the Company (or its successor) is terminated within two years of the change of control either by the Company (or its successor) for any reason other than cause, disability or death or by the executive officer for good reason (as defined in the agreement), or the executive officer’s employment is otherwise terminated by the Company (or its successor) after such two year period for any reason other than cause, disability or death.

Under the terms of their respective agreement, each executive officer has agreed to the following: (i) to not compete, either as an owner, employee or agent of a financial institution, with the Company or any subsidiary within Harris County, Texas or any contiguous county or otherwise request or induce any customer, depositor or borrower to terminate its business relationship with the Company or any subsidiary during the period of his employment and until the first anniversary of his termination of employment; (ii) to not solicit the employment of any officers or employees of the Company or its subsidiaries during the period of his employment and until the first anniversary of his termination of employment; and (iii) to not disclose, or otherwise use for his benefit or the benefit of any person other than the Company and its subsidiaries, any confidential information (as defined in the agreement) of the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to the Company concerning persons who beneficially owned more than 5% of the outstanding Common Stock of the Company as of March 1, 2006. The table also shows information concerning beneficial ownership by all directors and director nominees, by each of the executive officers named in the Summary Compensation Table and by all directors and executive officers as a group. The number of shares beneficially owned by each director or officer is determined under the rules of the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which an individual has the sole or shared voting power or investment power and also shares that the individual has the right to acquire within 60 days through the exercise of any stock option or other right. Unless otherwise noted, each person listed below has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares listed.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned		Percent of Class
Barclay’s Global Investors, N.A. 45 Fremont Street San Francisco, California 94105	2,358,370	(1)	5.18%

George Beatty, Jr.	5,940		*
Anat Bird	9,019		*
J. Downey Bridgwater	152,360	(2)	*
Allen D. Brown	19,560	(3)	*
James D. Calaway	7,077		*
Bruce J. Harper	22,265		*
David L. Hatcher	20,225		*
Glenn H. Johnson	66,209	(4)	*
James J. Kearney	0		*
R. Bruce LaBoon	12,595		*
Sonny B. Lyles	3,130	(5)	*
G. Edward Powell	10,944		*
Stephen C. Raffaele	50,850	(6)	*
Thomas A. Reiser	23,678	(7)	*
Raimundo Riojas E.	419,100	(8)	*
Dan C. Tutcher	10,701	(9)	*
Max W. Wells	4,000		*
All directors and executive officers as a group (25 persons)	1,131,529	(10)	2.48%

*	Indicates less than one percent.

(1)	According to a Schedule 13G filed with the Securities and Exchange Commission in January 2006, Barclays Global Investors, N.A. and Barclays Global Fund Advisors may be deemed to have beneficial ownership of the shares reflected in the table as of December 31, 2005. Barclays Global Investors, N.A. reported that it had sole dispositive power with respect to 1,247,219 shares and sole voting power with respect to 1,115,706 shares. In addition, Barclays Global Fund Advisors reported that it has sole dispositive power and sole voting power with respect to 1,111,151 shares.

(2)	Includes 79,897 shares that could be acquired pursuant to exercise of outstanding stock options, 3,258 shares which have been contributed by the Company to Mr. Bridgwater’s 401(k) plan matching account.

(3)	Includes 374 shares which have been contributed by the Company to Mr. Brown’s 401(k) plan matching account, and 1,473 shares acquired pursuant to the 2004 Employee Stock Purchase Plan.

(4)	Includes 2,250 shares owned of record by Mr. Johnson’s three children and managed by Mr. Johnson under a power of attorney; 750 shares of record owned by one of Mr. Johnson’s siblings, and managed by Mr. Johnson under a power of attorney; 15,185 shares owned of record by the Karina K. Johnson Trust No. 1 and the Nancy Loraine Johnson Lucke Trust No. 1, Glenn H. Johnson, Trustee; and 18,832 shares held of record by Johnson & Wurzer, P.C., of which Mr. Johnson is an owner and President.

(5)	Includes 130 shares which have been contributed by the Company to Mr. Lyles’ 401(k) plan matching account.

(6)	Includes 41,250 shares that could be acquired pursuant to exercise of outstanding stock options 1,844 shares that have been contributed by the Company to Mr. Raffaele’s 401(k) plan matching account.

(7)	Includes 2,250 shares held of record by Tartri, Inc., of which Mr. Reiser is the principal shareholder and 2,500 shares held in an individual retirement account by Mr. Reiser’s spouse.

(8)	Includes 379,973 shares owned by Glencox Investments, Inc., which is principally owned and controlled by Mr. Riojas; and 6,350 shares held for the benefit of one of his children.

(9)	Includes 10,000 shares held of record by Magic Interests, Ltd., of which Mr. Tutcher is sole general partner.

(10)	Includes issued and outstanding shares that are beneficially owned as of March 1, 2006 and 273,917 shares issuable upon the exercise of (i) fully vested outstanding stock options, or (ii) stock options that vest within 60 days of March 1, 2006.

CERTAIN TRANSACTIONS

Certain of the Company’s officers and directors are, or have been in the past, customers of the Bank and its predecessor banks, and some of the Company’s officers and directors are directors, officers or shareholders of entities which are, or have been in the past, customers of such banks. As such customers, they have had transactions in the ordinary course of business with the Bank and its predecessor banks, including outstanding loans. All loans made were on substantially the same terms as those prevailing at the time for comparable transactions with other unaffiliated persons, and did not involve more than a normal risk of collectability for any credit transactions or otherwise present any other unfavorable features. All credit transactions involving officers and directors of the Company and the Bank are reviewed and approved by the Loan Committee of the Bank and are disclosed and reviewed monthly in the meetings of the Board of the Bank.

Effective May 31, 2004, George Martinez, a former Class III Director, resigned as an employee of the Company and entered into a Consulting Agreement with the Company effective June 1, 2004. The term of the Consulting Agreement extends through December 31, 2006, during which time Mr. Martinez shall provide up to 40 hours of consulting services per month pertaining to business strategies and leadership development. Mr. Martinez shall receive an annual consulting fee of $250,000 and, at the discretion of the Company’s chief executive officer and upon approval of an appropriate committee of the Company’s Board, an annual bonus not to exceed $75,000. In addition, the Company shall reimburse Mr. Martinez up to $3,300 per month for rental expenses and shall make available the services of his administrative assistant who shall remain an employee of the Bank, subject to the reimbursement of 50% of her salary and benefits. Mr. Martinez shall also be provided benefits under the Company’s medical insurance coverage and if such benefits are not available, the Company will reimburse Mr. Martinez for comparable coverage.

Mr. Martinez retired from the Board of Directors of the Company effective as of December 31, 2005, and in connection with his retirement, the Company and Mr. Martinez entered into an Amendment to (i) his employment agreement, and (ii) the Consulting Agreement. Pursuant to the terms of the Amendment, Mr. Martinez will no longer be prohibited from providing consulting services to financial institutions operating in Texas. The Amendment also provides that the non-competition and non-solicitation covenants in his employment agreement will automatically terminate following a change of control of the Company. With the exception of the foregoing, the Amendment does not otherwise affect the continuing obligations of Mr. Martinez under the terms of the Consulting Agreement, or his post-termination obligations under the terms of his employment agreement.

R. Bruce LaBoon, a Class III director, is a partner of Locke Liddell & Sapp LLP, a law firm that has provided services to the Company and its subsidiaries for many years. The Company’s fee arrangement with Locke Liddell & Sapp LLP is negotiated on the same basis as arrangements with other outside legal counsel and is subject to these same terms and conditions. The fees we pay to Locke Liddell & Sapp LLP are comparable to those we pay to other law firms for similar services. The Company’s Board has reviewed this arrangement and determined that it is not material to Mr. LaBoon.

PROPOSAL 2:

RATIFICATION AND APPROVAL OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has re-appointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year ending December 31, 2006, subject to ratification by the Company’s shareholders. Deloitte & Touche LLP has served as the Company’s independent registered public accounting firm since 1988. Representatives of Deloitte & Touche LLP will be present at the Meeting and will have an opportunity to make a statement at the Meeting if they desire to do so. They will also be available to respond to appropriate questions of Shareholders at the Meeting.

The Company’s organizational documents do not require that the Company’s shareholders ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm. The Company is doing so, as it has done in prior years, because the Company believes it is a matter of good corporate practice. If the Company’s shareholders do not ratify the appointment, the Audit Committee may reconsider its selection of the firm as the Company’s independent registered public accounting firm for the year ending December 31, 2006, but the Audit Committee may retain the firm.

The Board and the Audit Committee recommends that the shareholders vote “FOR” the ratification and approval of Deloitte & Touche LLP as the Company’s independent registered public accounting firm, and proxies executed and returned will be so voted unless the proxy card specifies otherwise.

SECTION 16 BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires the Company’s officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the “SEC”). Officers, directors and holders of more than 10% of the Company’s outstanding common stock are required to furnish the Company with copies of all forms they file pursuant to Section 16(a) of the Exchange Act.

Based solely upon the information provided to the Company by its directors, executive officers and ten percent beneficial owners, including representations received from certain reporting persons that they have complied with the relevant filing requirements, the Company believes that all filings required under Section 16(a) of the Exchange Act have been made, except that George Martinez, a former director, filed a Form 4 on March 16, 2005, reporting an earlier disposition of securities.

SHAREHOLDER PROPOSALS AT THE NEXT ANNUAL MEETING OF SHAREHOLDERS

Any shareholder who wants to present a proposal at the 2007 Annual Meeting of Shareholders and to have the proposal set forth in the proxy statement and form of proxy mailed in conjunction with that Annual Meeting must submit that proposal in writing to the Secretary of the Company in accordance with the following provisions. Such proposal must comply with the Company’s Bylaws and Rule 14A-8 under the Exchange Act if the proposal is to be considered for inclusion in the Company’s proxy statement for such meeting. Proposals of shareholders intended to be presented at the 2007 Annual Meeting of Shareholders must be received by the Secretary of the Company by November 10, 2006 to be considered for inclusion in the proxy statement and form of proxy relating to the 2007 Annual Meeting. Pursuant to the Company’s Bylaws, for business to be properly brought before the Company’s 2007 Annual Meeting of Shareholders or nominations of persons for election to the Board to be properly made at the 2007 Annual Meeting of Shareholders by any shareholder, notice must be received by the Secretary at the Company’s principal executive offices not less than 120 days and not more than 150 days prior to the first anniversary of the date that the proxy statement for the preceding year’s annual meeting was first sent to shareholders; provided, however, that in the event the date of the 2007 Annual Meeting is changed by more than thirty (30) days from the date contemplated at the time of this Proxy Statement, the notice must be received at least eighty (80) days prior to the date the Company intends to distribute its Proxy Statement with respect to the Company’s 2007 Annual Meeting of Shareholders. The Company’s 2006 Proxy Statement was first sent to shareholders on March 10, 2006. Thus, the notice must be received by the Company no later than November 10, 2006. Any shareholder’s notice must contain and be accompanied by certain information as specified in the Company’s Bylaws. We recommend that any shareholder desiring to make a nomination or submit a proposal for consideration obtain a copy of the Company’s Bylaws, which may be obtained without charge from the Secretary of the Company upon written request addressed to the Secretary at our principal executive offices. Shareholder proposals should be submitted to the Secretary of the Company at 2550 North Loop West, Suite 600, Houston, Texas 77092.

ADDITIONAL FINANCIAL INFORMATION

A copy of the Company’s Annual Report on Form 10-K, including any financial statements, schedules and exhibits thereto is available on the Company’s website at www.banksterling.com. We will also provide a copy of the Company’s Annual Report on Form 10-K, including any financial statements, schedules and exhibits thereto to interested security holders without charge, upon written request. Requests for copies should be addressed to James W. Goolsby, Jr., Secretary, Sterling Bancshares, Inc., 2550 North Loop West, Suite 600, Houston, Texas 77092, telephone (713) 466-8300.

OTHER MATTERS

The management of the Company knows of no other matters that may come before the Meeting. However, if any matters other than those referred to above should properly come before the Meeting, it is the intention of the persons named in the enclosed proxy to vote all proxies in accordance with their best judgment.

By order of the Board of Directors,

James W. Goolsby, Jr.
Secretary

STERLING BANCSHARES, INC.

Proxy Solicited on Behalf of the Board of Directors of

the Company for the Annual Shareholder’s Meeting April 24, 2006

The undersigned, hereby revoking all prior proxies, hereby appoints J. Downey Bridgwater and James W. Goolsby, Jr., and each of them, his true and lawful agents and proxies, with full and several power of substitution, to represent and to vote all the shares of Common Stock of STERLING BANCSHARES, INC. standing in the name of the undersigned and with respect to which the undersigned would be entitled to vote if personally present, at the Annual Meeting of Shareholders of STERLING BANCSHARES, INC. to be held on April 24, 2006 at the offices of Locke Liddell & Sapp LLP, Chase Tower, 600 Travis, 25th Floor, Houston, Texas 77002, and at any adjournment(s) thereof, on all matters coming before the meeting.

(Continued and to be signed on the reverse side.)

ANNUAL MEETING OF SHAREHOLDERS OF

STERLING BANCSHARES, INC.

April 24, 2006

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

â Please detach along perforated line and mail in the envelope provided. â

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

					FOR	AGAINST	ABSTAIN

1.  Election of five Class II Directors for a three year term ending at the 2009 Annual Meeting of Shareholders and Election of one Class I Director for a two year term ending at the 2008 Annual Meeting of Shareholders:

				2. Proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s registered independent public accounting firm for the fiscal year ending December 31, 2006.	☐	☐	☐

NOMINEES:

☐	FOR ALL NOMINEES	O David L. Hatcher O G. Edward Powell O Raimundo Riojas E.	Class II Class II Class II

3.  In their discretion, the proxies are authorized to vote upon other business as may properly come before the meeting or adjournment thereof. Either of the proxies or their respective substitutes, who shall be present and acting, shall have and may exercise all the powers hereby granted.

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	O Dan C. Tutcher O Max W. Wells O J. Downey Bridgwater	Class II Class II Class I
☐	FOR ALL EXCEPT (See instructions below)			THE SHARES OF STOCK REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2 AND FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR. UNLESS A CONTRARY CHOICE IS SPECIFIED, THE SHARES OF STOCK REPRESENTED BY THIS PROXY WILL BE VOTED FOR PROPOSAL 2 AND THE ELECTION OF THE NOMINEES FOR DIRECTOR.

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.